Exhibit 77I(ii)

Effective September 12, 2007, the
Registrant's multi-class plan under Rule 18f-
3 of the Investment Company Act of 1940, as amended ("Rule 18f-3 Plan") was amended to allow exchanges from Class A shares to Class Y shares for certain accounts. The Registrant's amended and restated Rule 18f-3 Plan is filed herewith as
Exhibit 77Q1(d).


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